FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-03

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JPMCC 2012-CIBX IO Analysis
Cash Flow Profile over Time - Composition by Bond Components
% of Total Present Value
6/25/2012

Class XA Components								Class XA Components Cumulative
	XA	A1	A2	A3	A4	AS	Total	Cumulative A1	Cumulative A2	Cumulative A3	Cumulative A4	Cumulative AS	Total
Total	100.00%	4.63%	11.34%	29.95%	47.07%	7.01%	100.00%	4.63%	11.34%	29.95%	47.07%	7.01%	100.00%

Year 1	17.56%	2.15%	3.18%	4.93%	6.35%	0.95%	17.56%	2.15%	3.18%	4.93%	6.35%	0.95%	17.56%
Year 2	16.11%	1.49%	3.02%	4.67%	6.02%	0.90%	16.11%	3.64%	6.20%	9.60%	12.37%	1.85%	33.67%
Year 3	14.69%	0.82%	2.87%	4.43%	5.71%	0.85%	14.69%	4.46%	9.07%	14.04%	18.08%	2.71%	48.36%
Year 4	12.87%	0.17%	2.23%	4.22%	5.44%	0.81%	12.87%	4.63%	11.29%	18.26%	23.52%	3.52%	61.23%
Year 5	9.72%	0.00%	0.05%	3.85%	5.07%	0.75%	9.72%	4.63%	11.34%	22.11%	28.59%	4.27%	70.95%
Year 6	8.41%	0.00%	0.00%	3.01%	4.71%	0.68%	8.41%	4.63%	11.34%	25.12%	33.31%	4.95%	79.36%
Year 7	7.08%	0.00%	0.00%	2.10%	4.36%	0.62%	7.08%	4.63%	11.34%	27.22%	37.67%	5.57%	86.44%
Year 8	6.53%	0.00%	0.00%	1.76%	4.18%	0.60%	6.53%	4.63%	11.34%	28.98%	41.84%	6.17%	92.97%
Year 9	5.27%	0.00%	0.00%	0.97%	3.77%	0.53%	5.27%	4.63%	11.34%	29.95%	45.61%	6.70%	98.23%
Year 10	1.77%	0.00%	0.00%	0.00%	1.46%	0.31%	1.77%	4.63%	11.34%	29.95%	47.07%	7.01%	100.00%

Notes:	(1) IO Contribution Analysis assumes Class XA is priced at T+400 & Class XB is priced at T+1000 under 100CPY pricing speed
(2) IO Contribution Analysis assumes following pricing spots:
7 Yr 1.080
10 Yr 1.606

JPMCC 2012-CIBX IO Analysis
Cash Flow Profile (Total)
% of Total Present Value
6/25/2012

XA Loan Components (Sorted by Pct of PV to XA)
Asset	Property	Balance	Net Coupon (%)	% of Total Deal	Total Interest to XA	Total Interest to XB	PV of Interest to XA*	PV of Interest to XB*	Pct of PV to XA	Pct of PV to XB
1	Palazzo Westwood Village	155,000,000	4.7852	12.03%	15,867,484	526,005	12,853,202	246,919	10.78%	3.44%
2	theWit Hotel	87,560,000	4.7929	6.80%	8,781,259	279,623	7,126,672	136,815	5.98%	1.91%
7	The Court at Oxford Valley	60,000,000	5.4529	4.66%	8,212,370	942,249	6,720,075	574,863	5.64%	8.01%
3	100 West Putnam	80,000,000	4.8381	6.21%	8,137,298	335,955	6,604,862	172,415	5.54%	2.40%
5	Southpark Mall	67,000,000	4.7379	5.20%	6,330,984	114,485	5,149,267	49,385	4.32%	0.69%
4	Jefferson Mall	71,190,000	4.6429	5.53%	6,261,265	-35,523	5,099,562	-39,537	4.28%	(0.55%)
10	The Illini Tower	37,464,191	5.8129	2.91%	5,840,735	845,755	4,779,997	518,637	4.01%	7.22%
9	Centre Market Building	47,609,535	6.0729	3.70%	5,205,474	712,957	4,575,550	529,630	3.84%	7.38%
6	Lincoln Park Retail	66,800,000	4.5229	5.19%	5,582,539	-226,967	4,540,202	-151,047	3.81%	(2.10%)
16	Plaza Centro	27,587,558	6.1429	2.14%	4,822,629	778,129	3,968,231	488,870	3.33%	6.81%
11	Residence Inn Palo Alto	35,000,000	5.2119	2.72%	4,468,685	459,203	3,613,886	256,543	3.03%	3.57%
14	Slate Portfolio	28,533,456	5.6929	2.22%	4,271,497	571,617	3,503,502	353,678	2.94%	4.93%
17	One Upland Road	24,232,340	7.2829	1.88%	3,951,689	714,933	3,471,914	533,124	2.91%	7.43%
8	55 John Street	51,984,497	5.5929	4.04%	3,537,531	340,065	3,236,650	279,675	2.71%	3.90%
15	Brooklyn Renaissance Plaza	28,000,000	5.2429	2.17%	3,449,132	313,681	2,832,920	192,425	2.38%	2.68%
19	Bentonville Plaza	21,784,131	5.6629	1.69%	3,287,932	441,658	2,684,639	268,648	2.25%	3.74%
21	Dunning Farms Shopping Center	18,745,887	5.8329	1.46%	2,957,818	425,365	2,427,813	264,235	2.04%	3.68%
13	Bridgedale Commercial Property	32,000,000	4.6729	2.48%	2,888,685	9,092	2,349,940	-3,802	1.97%	(0.05%)
20	Doubletree Hotel & Suites - Pittsburgh, PA	20,411,325	5.4929	1.58%	2,743,715	322,863	2,252,273	198,653	1.89%	2.77%
22	Long Leaf Mall	14,826,297	6.1029	1.15%	2,614,604	420,956	2,141,060	260,908	1.80%	3.63%
12	Doubletree by Hilton JFK Airport	34,400,590	5.2029	2.67%	2,144,964	137,695	1,945,472	110,709	1.63%	1.54%
24	Zamagias Retail Portfolio	14,031,196	5.5529	1.09%	1,850,905	227,212	1,524,691	140,796	1.28%	1.96%
29	Tanglewood Square Shopping Center	11,882,508	5.6729	0.92%	1,801,332	243,413	1,470,740	148,074	1.23%	2.06%
18	Residence Inn & Courtyard by Marriott - Greensboro	23,143,985	5.3829	1.80%	1,598,643	130,450	1,447,210	104,445	1.21%	1.45%
33	Nittany Commons	11,014,898	5.8629	0.86%	1,716,222	246,971	1,415,895	155,698	1.19%	2.17%
32	Hilltop Mall	11,500,000	5.4929	0.89%	1,643,399	219,451	1,330,570	125,188	1.12%	1.74%
26	1700 Palm Beach Lakes Boulevard	13,710,931	5.0849	1.06%	1,623,577	134,618	1,315,556	75,135	1.10%	1.05%
30	Holiday Inn New Orleans West Bank Tower	11,700,000	5.3829	0.91%	1,584,083	212,171	1,283,515	116,061	1.08%	1.62%
31	Holiday Inn Metairie New Orleans Airport	11,700,000	5.3829	0.91%	1,584,083	212,171	1,283,515	116,061	1.08%	1.62%
37	5422 New Hope Commons Drive	8,711,802	5.9729	0.68%	1,474,301	227,348	1,205,807	140,099	1.01%	1.95%
34	Beneva Place	11,100,000	5.3829	0.86%	1,468,229	158,180	1,201,905	96,393	1.01%	1.34%
35	Plaza at Bellaire II	9,898,442	5.5029	0.77%	1,380,311	164,762	1,129,615	100,678	0.95%	1.40%
23	20 & 25 Waterway	14,450,000	4.6829	1.12%	1,348,151	7,161	1,096,396	119	0.92%	0.00%
25	Miami Gardens	13,740,000	4.7829	1.07%	1,344,258	51,964	1,091,919	23,163	0.92%	0.32%
28	Guardian Self Storage	12,481,089	4.9519	0.97%	1,321,162	79,856	1,075,351	43,985	0.90%	0.61%
44	The Connecticut Avenue Days Inn - Washington, DC	6,598,740	6.2929	0.51%	1,265,348	227,932	1,027,994	136,507	0.86%	1.90%
39	Pine Tree Plaza	7,889,479	5.6829	0.61%	1,168,749	155,228	959,918	96,329	0.81%	1.34%
27	Two and Five Governor Park	13,000,000	4.6329	1.01%	1,138,197	-8,586	926,450	-8,683	0.78%	(0.12%)
36	Elementis Worldwide Office	9,625,000	4.7679	0.75%	1,003,411	27,840	809,249	12,829	0.68%	0.18%
48	Hope Valley	5,068,278	6.1429	0.39%	944,634	162,102	766,550	96,915	0.64%	1.35%
38	Atrium at Bent Tree	8,102,258	5.0339	0.63%	928,316	69,373	753,128	38,582	0.63%	0.54%
40	Food Lion Portfolio	7,425,000	4.9429	0.58%	809,339	49,704	656,132	26,752	0.55%	0.37%
45	Timbers of Pine Hollow	6,243,667	5.1029	0.48%	749,878	68,602	606,990	37,300	0.51%	0.52%
42	Amite Crossing	6,648,750	4.9829	0.52%	743,250	50,854	602,298	27,636	0.51%	0.38%
43	Temecula One & Two	6,600,000	4.7629	0.51%	683,345	17,242	551,611	7,979	0.46%	0.11%
41	Cottonwood Building	7,100,000	4.7029	0.55%	653,772	6,351	532,000	1,850	0.45%	0.03%
46	Hampton Inn - Asheboro, NC	5,912,068	5.5829	0.46%	610,769	66,340	530,949	47,782	0.45%	0.67%
47	The Shoppes at Seven Oaks	5,400,000	4.6729	0.42%	480,096	204	392,066	-1,088	0.33%	(0.02%)
49	West Allen Plaza	3,295,321	5.3829	0.26%	442,691	52,710	359,340	30,365	0.30%	0.42%
49	Totals/WA	1,288,103,216	5.1909	100.00%	144,718,742	11,691,421	119,225,051	7,178,692	100.00%	100.00%
*	Full proceeds including accrued interest

	Notes:	(1) IO Contribution Analysis assumes Class XA is priced at T+400 & Class XB is priced at T+1000 under 100CPY pricing speed
(2) IO Contribution Analysis assumes following pricing spots:
7 Yr 1.080
10 Yr 1.606

XA Contribution by Bond Components

XA Contribution by Bond Components (Cumulative)